EXHIBIT 4.9

THIS IS AN ENGLISH TRANSLATION OF THE ORIGINAL FRENCH DOCUMENT.

Non-Competition Agreement of Mr. Alain de Pouzilhac

Mr. de Pouzilhac confirms his irrevocable acceptance of this non-competition agreement, pursuant to the following conditions:

1.1	Mr. de Pouzilhac shall not, for a period of 36 months from June 23, 2005:

–	solicit or work on Havas Group accounts, directly or indirectly, for payment or free of charge, either on his own behalf or on behalf of any employer or third party;

“Accounts” of the Havas Group shall include:

(a) all accounts which, in the course of the 12 months preceding June 23, 2005, were worked on by Havas SA or any of the companies within the Havas Group, or which were actively solicited by one or more of these companies;

(b) all accounts relating to advertising or the offer of services, which were sold under any of the trademarks or brand names used in the accounts defined in paragraph (a) above.

–	solicit or hire away any person who is in a management-level position of the Havas Group at June 23, 2005 or who was in a management-level position during the six months preceding June 23, 2005.

1.2

However, for the avoidance of doubt, the present non-competition covenant shall not prevent Mr. de Pouzilhac from occupying the position of director or member of the supervisory board of a client company of the Havas Group. Mr. de Pouzilhac agrees, however, to maintain absolute neutrality in performing his duties at such client company and to abstain from all intervention in such company’s choice of communications agency, with respect to the accounts addressed above.

1.3	This non-competition agreement is valid for the territory of the Member States of the European Union as of the date of signature hereof and the territory of Switzerland.

1.4

In consideration for the execution of the present non-competition agreement, Havas SA will pay Mr. de Pouzilhac during the above-referenced 36-month period, with the first payment to occur on July 31, 2005, a gross quarterly payment equal to half of the quarterly average of the gross fixed and variable compensation owed to Mr. de Pouzilhac by all of the Havas Group companies--excluding the compensation paid by Euro RSCG New York, Inc.--for the last calendar year.

1.5	This agreement may not be terminated or modified except on the mutual written agreement of Havas SA and of Mr. de Pouzilhac.

Signed in Suresnes on June 28, 2005:

In two original copies

_______________________	_____________________________
For Havas S.A*	Mr. Alain de Pouzilhac*
Mr. Richard Colker
Chairman and CEO

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